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                              LIMITED LIABILITY COMPANY

                                      AGREEMENT

                                          OF


                             IRON HORSE INVESTORS, L.L.C.



                         a Delaware Limited Liability Company















                             Dated as of October 6, 1997

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                         LIMITED LIABILITY COMPANY AGREEMENT
                                          OF
                             IRON HORSE INVESTORS, L.L.C.



         THIS LIMITED LIABILITY COMPANY AGREEMENT (the "AGREEMENT") is made and entered into as of the 6th day of October, 1997, by and among DBD Investors IV, L.L.C., a Delaware limited liability company ("DBD INVESTORS"), Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Islands exempted limited partnership, Carlyle International Partners III, L.P., a Cayman Islands exempted limited partnership, C/S International Partners, a Cayman Islands general partnership, Carlyle Investment Group, L.P., a Delaware limited partnership, the State Board of Administration of Florida, Carlyle-UDLP Partners, L.P., a Delaware limited partnership, Carlyle-UDLP International Partners, L.P., a Cayman Islands exempted limited partnership, Carlyle-UDLP Partners II, L.P., a Delaware limited partnership, and Carlyle-UDLP International Partners II, L.P., a Cayman Islands exempted limited partnership (collectively, the "MEMBERS", and each, individually, a "MEMBER"), for the purpose of forming Iron Horse Investors, L.L.C. (the "COMPANY"), a member-managed limited liability company organized under the Delaware Limited Liability Company Act, as amended (the "ACT").

                                      ARTICLE 1
                                ORGANIZATIONAL MATTERS

         1.1 FORMATION. The Members hereby form the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

         1.2 NAME. The name of the Company shall be Iron Horse Investors, L.L.C. The Company may also conduct business at the same time under one or more fictitious names if the Members determine that such is in the best interests of the Company. The Members may change the name of the Company, from time to time, in accordance with applicable law.

         1.3 PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS. The principal place of business of the Company shall be located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may from time to time designate in writing. The Company may maintain offices and places of business at such other place or places, within or outside the State of Delaware, as the Members deem advisable.

         1.4 BUSINESS PURPOSE. The purpose of the Company is to acquire, own and dispose of the capital stock and other securities of United Defense Industries, Inc., a Delaware corporation, and to engage in any and all actions incidental thereto.

         1.5 CERTIFICATE OF FORMATION; FILINGS. The Members have caused an authorized representative to execute and file the Certificate in the Office of the Delaware Secretary of State as required by the Act. The Members

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shall cause any duly authorized amendments to the Certificate to be filed in the Office of the Delaware Secretary of State in a form prescribed by the Act. The Members shall cause to be made such additional filings and recordings as the Members deem necessary or advisable.

         1.6 FICTITIOUS BUSINESS NAME STATEMENTS. Following the execution of this Agreement, fictitious business name statements shall be filed and published when and if the Members determine it necessary. Any such statement shall be renewed as required by applicable law.

         1.7 DESIGNATED AGENT FOR SERVICE OF PROCESS. The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.

         1.8 TERM. The Company commenced on the date that the Certificate was filed with the Office of the Delaware Secretary of State, and shall continue until terminated pursuant to this Agreement.


                                      ARTICLE 2
                                     DEFINITIONS

         Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

         2.1  "ACT" is defined in the Preamble.

         2.2 "ADDITIONAL MEMBERS" means those Persons admitted to the Company pursuant to PARAGRAPH 3.4 of the Agreement.

         2.3 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

              2.3.1 Add to such Capital Account the following items:

                   (a)  The amount, if any, that such Member is
         obligated to contribute to the Company upon liquidation of such Member's Interest; and

                   (b) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(C) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

              2.3.2 Subtract from such Capital Account such Member's share of the items described in Regulations Sections
    1.704-1(b)(2)(ii)(D)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(D) and shall be interpreted consistently therewith.

         2.4 "AFFILIATE" means, with reference to a specified Person: (a) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, (b) any Person that is an officer, partner or trustee of, or serves in a similar

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capacity with respect to, the specified Person, or for which the specified
Person is an officer, partner or trustee, or serves in a similar capacity, or
(c) with respect to any natural Person, any member of the Immediate Family of the specified Person.

         2.5  "AGREEMENT" is defined in the Preamble.

         2.6 "ASSIGNEE" means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its interest in the Company, and (b) which has not been admitted to the Company as a Substitute Member pursuant to PARAGRAPH 7.6 of this Agreement.

         2.7 "CAPITAL ACCOUNT" means the Capital Account maintained for each Member on the Company's books and records in accordance with the following provisions:

              2.7.1 To each Member's Capital Account there shall be added
    (a) such Member's Capital Contributions, (b) such Member's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to ARTICLE 5 hereof or other provisions of this Agreement, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

              2.7.2 From each Member's Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (b) such Member's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to ARTICLE 5 or other provisions of this Agreement, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

              2.7.3 In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

              2.7.4 In determining the amount of any liability for purposes of PARAGRAPHS 2.7.1 and 2.7.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

              2.7.5 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Members may make such modification, PROVIDED THAT it is not likely to have a material effect on the amounts distributable to any Member pursuant to ARTICLE 8 hereof upon the dissolution of the Company. The Members shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(Q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

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         2.8  "CAPITAL CONTRIBUTIONS" means, with respect to any Member, the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

         2.9 "CASH AVAILABLE FOR DISTRIBUTION" means, with respect to any fiscal year, all Company cash receipts (excluding the proceeds from any Terminating Cash Transaction), after deducting payments for Operating Cash Expenses, payments required to be made in connection with any loan to the Company or any other loan secured by a lien on any Company Assets, capital expenditures and any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

         2.10 "CERTIFICATE" means the Certificate of Formation of the Company filed under the Act in the Office of the Delaware Secretary of State for the purpose of forming the Company as a Delaware limited liability company, and any duly authorized, executed and filed amendments or restatements thereof.

         2.11 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         2.12 "COMPANY" is defined in the Preamble.

         2.13 "COMPANY MINIMUM GAIN" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase "partnership minimum gain."

         2.14 "COMPANY ASSETS" means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

         2.15 "DEPRECIATION" means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

         2.16 "ECONOMIC INTEREST" means a Person's right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

         2.17 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

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              2.17.1 The initial Gross Asset Value of any asset
    contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members.

              2.17.2 The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Members using such reasonable method of valuation as they may adopt, as of the following times:

                   (a) the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a DE MINIMIS Capital Contribution, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

                   (b) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company Assets as consideration for an interest in the Company, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

                   (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(G); and

                   (d) at such other times as the Members shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

              2.17.3 The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Members.

              2.17.4 The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations
    Section 1.704-1(b)(2)(iv)(M); PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this PARAGRAPH 2.17.4 to the extent that the Members reasonably determine that an adjustment pursuant to PARAGRAPH 2.17.2 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this PARAGRAPH 2.17.4.

              2.17.5 If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to PARAGRAPH 2.17.1, PARAGRAPH 2.17.2 or PARAGRAPH 2.17.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

         2.18 "IMMEDIATE FAMILY" means, and is limited to, an individual Member's current spouse, parents, parents-in-law, grandparents, children, siblings, and grandchildren, or a trust or estate, all of the beneficiaries of which consist of such Member or members of such Member's Immediate Family.

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         2.19 "INCAPACITY" means the entry of an order of incompetence or of insanity, or the death, dissolution, bankruptcy (as defined in the Act) or termination (other than by merger or consolidation) of any Person.

         2.20 "INDEMNIFYING MEMBER" and "INDEMNIFIED MEMBER" are defined in PARAGRAPH 6.8.1.

         2.21 "INDEMNITEE" is defined in PARAGRAPH 6.8.1.

         2.22 "LIQUIDATOR" is defined in PARAGRAPH 8.5.1.

         2.23 "MAJORITY IN INTEREST" means Members holding, in the aggregate, a majority of the Percentage Interests held by all Members of the Company.

         2.24 "MAJORITY OF REMAINING MEMBERS" means Members owning (a) a majority of the profits interests in the Company held by all Members determined and allocated based on any reasonable estimate of profits from the relevant date to the projected termination of the Company and taking into account present and future allocations of profits under the Agreement as it is in effect on the relevant date, and (b) a majority of the capital interests in the Company, determined as of the relevant date under the Agreement, owned by all the Members.

         2.25 "MEMBER MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to "partner minimum gain."

         2.26 "MEMBER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase "partner nonrecourse debt."

         2.27 "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i) for the phrase "partner nonrecourse deductions."

         2.28 "MEMBERS" means the Persons owning Membership Interests, including any Substitute Members, with each Member being referred to, individually, as a "MEMBER."

         2.29 "MEMBERSHIP INTEREST" or "INTEREST" means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member's Economic Interest, any and all rights to vote and otherwise participate in the Company's affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

         2.30 [INTENTIONALLY OMITTED]

         2.31 "NET PROFITS" or "NET LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

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              2.31.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this PARAGRAPH 2.31 shall be added to such taxable income or loss;

              2.31.2 Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(I), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this PARAGRAPH 2.31, shall be subtracted from such taxable income or loss;

              2.31.3 Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

              2.31.4 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

              2.31.5 To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(M)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

              2.31.6 If the Gross Asset Value of any Company Asset is adjusted in accordance with PARAGRAPH 2.17.2 or PARAGRAPH 2.17.3 of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

              2.31.7 Notwithstanding any other provision of this PARAGRAPH 2.31, any items that are specially allocated pursuant to PARAGRAPH 5.2 or PARAGRAPH 5.4.2 hereof shall not be taken into account in computing Net Profits or Net Losses.

         2.32 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

         2.33 "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

         2.34 "OPERATING CASH EXPENSES" means, with respect to any fiscal period, the amount of cash disbursed in the ordinary course of business during the period, including without limitation, all cash expenses, such as advertising, promotion, property management, insurance premiums, taxes, utilities, repair, maintenance, legal, accounting, bookkeeping, computing, equipment use, travel on Company business, telephone expenses and salaries, and direct expenses of Company employees (if any) and agents while engaged in Company business. Operating Cash Expenses shall include fees paid by the Company to any Member or any Affiliate thereof permitted by this Agreement, and the actual cost of goods, materials and administrative services used for or by the Company, whether incurred by any Member, any

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Affiliate thereof or any non-Affiliate in performing functions set forth in this Agreement reasonably requiring the use of such goods, materials or administrative services. Operating Cash Expenses shall not include expenditures paid from Reserves.

         2.35 "PERCENTAGE INTEREST" shall be determined as follows:

                        PI   =   P
                               ----
                                PC

                        where:

                             PI = Percentage Interest

                             P  = Balance in particular Member's Capital
                                  Account; and

                             PC = Sum of all balances in the Capital Accounts
                                  of all Members;

              provided, however, that solely for the purposes of determining a Member's Percentage Interest, a Member's Capital Account balance shall be determined as if all Profits and Losses were allocated pursuant to PARAGRAPH 5.1 (I.E. without regard to the allocations described in PARAGRAPH 5.2). EXHIBIT A shall set forth the initial Percentage Interests of each of the Members and shall be revised from time to time as necessary to properly reflect the Percentage Interests of the members as determined in accordance with this PARAGRAPH 2.35.

         2.36 "PERSON" means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

         2.37 "RECOURSE LIABILITY" has the meaning set forth in Regulations
Section 1.752-1(a)(1).

         2.38 "REGULATIONS" means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

         2.39 "REGULATORY ALLOCATIONS" is defined in PARAGRAPH 5.2.8.

         2.40 "RESERVES" means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Members for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

         2.41 "RESPONSIBLE PARTY" is defined in PARAGRAPH 6.8.7.

         2.42 "SAFE HARBORS" is defined in PARAGRAPH 7.9.

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         2.43 "SUBSTITUTE MEMBER" means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its interest in the Company, and
(b) which has been admitted to the Company as a Substitute Member pursuant to PARAGRAPH 7.6 of this Agreement.

         2.44 "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

         2.45 "TERMINATION PAYMENT" is defined in PARAGRAPH 7.5.

         2.46 "TRANSFER" means, with respect to any interest in the Company, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.


                                      ARTICLE 3
                        CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

         3.1 INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS. The names, addresses, initial Capital Contributions and Percentage Interests of the Members are set forth on EXHIBIT "A" attached hereto and incorporated herein. All Members acknowledge and agree that the initial Capital Contributions set forth in EXHIBIT "A" represent the amount of money and the Gross Asset Value of all property (other than money) initially contributed by the Members.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS BY MEMBERS. No Member shall be permitted or required to make any additional Capital Contributions to the Company.

         3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

         3.4 ADDITIONAL MEMBERS. Following formation of the Company, the Members may issue additional Interests in the Company directly from the Company, and admit one or more recipients of such Interests as Additional Members from time to time, on such terms and conditions and for such Capital Contributions, if any, as the Members may determine. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement.

         3.5  MEMBER CAPITAL.  Except as otherwise provided in this Agreement,
(a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, and (c) the Company shall not be required to redeem or repurchase the Interest of any Member.

         3.6 MEMBER LOANS. No Member shall be required to make any loans or otherwise lend any funds to the Company. No loans made by any Member to the Company shall have any effect on such Member's Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

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         3.7  LIABILITY OF MEMBERS.  Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) the amount of any unconditional obligation of such Member to make additional Capital Contributions to the Company pursuant to this Agreement, and (iv) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of
Section 18-607 of the Act.

                                      ARTICLE 4
                                    DISTRIBUTIONS

         4.1  DISTRIBUTIONS OF CASH AVAILABLE FOR DISTRIBUTION.

              4.1.1 Except as otherwise provided in ARTICLE 8, Cash Available for Distribution shall be distributed to the Members only at such times as may be determined by a Majority in Interest of the Members.

              4.1.2 Subject to ARTICLE 8 hereof, all distributions of Cash Available for Distribution shall be distributed to the Members pro rata in accordance with their respective Percentage Interests.

         4.2 DISTRIBUTIONS UPON LIQUIDATION. Distributions made in conjunction with the final liquidation of the Company, including, without limitation, the net proceeds of a Terminating Capital Transaction, shall be applied or distributed as provided in ARTICLE 8 hereof.

         4.3 WITHHOLDING. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this PARAGRAPH
4.3 shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made unless the Company withholds such payment from a distribution which would otherwise be made to the Member. Any amounts withheld pursuant to this PARAGRAPH 4.3 shall be treated as having been distributed to such Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member's Interest in the Company to secure such Member's obligation to pay to the Company any amounts required to be paid pursuant to this PARAGRAPH 4.3. In the event that a Member fails to pay any amounts owed to the Company pursuant to this PARAGRAPH 4.3 when due, the remaining Members may, in their respective sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the Prime Rate from the date such amount is due (I.E., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company shall request in order to perfect or enforce the security interest created hereunder. A Member's obligations hereunder shall survive the dissolution, liquidation, or winding up of the Company. The "PRIME RATE" as used herein shall mean the publicly quoted rate of interest announced from time to time by Citibank, N.A., as its commercial prime or reference rate of interest, in effect as of the time of any determination.

         4.4 DISTRIBUTIONS IN KIND. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. A Majority in Interest of the Members may determine, in their sole and absolute discretion, to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed in accordance with this ARTICLE 4 and
ARTICLE 8 hereof.

         4.5 LIMITATIONS ON DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be made to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company (as applicable) in violation of
Section 18-607 of the Act.


                                      ARTICLE 5
                      ALLOCATIONS OF NET PROFITS AND NET LOSSES

         5.1  GENERAL ALLOCATION OF NET PROFITS AND LOSSES.

              5.1.1 Net Profits and Net Losses shall be determined and allocated with respect to each fiscal year of the Company as of the end of such fiscal year. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

              5.1.2 Subject to the other provisions of this ARTICLE 5, Net Profits shall be allocated to the Members:

              (a) First, to each of the Members pro rata in accordance with their Percentage Interests, until the cumulative amount of Net Profits allocated pursuant to this PARAGRAPH 5.1.2.(a) is equal to the cumulative amount of Net Losses allocated pursuant to PARAGRAPH 5.1.3 for all prior periods;

              (b) Second, to DBD Investors until the cumulative amount of Net Profit allocated purusant to this PARAGRAPH 5.1.2(b) is equal to $2 million; and

              (c) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

              5.1.3 Subject to the other provisions of this ARTICLE 5, Net Losses shall be allocated to each of the Members pro rata in accordance with their Percentage Interests.

         5.2 REGULATORY ALLOCATIONS. Notwithstanding the foregoing provisions of this ARTICLE 5, the following special allocations shall be made in the following order of priority:

              5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such

    Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This PARAGRAPH
    5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

              5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This PARAGRAPH 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

              5.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations
    Section 1.704-1(b)(2)(ii)(D)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this PARAGRAPH 5.2.3 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(D).

              5.2.4 If the allocation of Net Loss to a Member as provided in PARAGRAPH 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this PARAGRAPH 5.2.4.

              5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code
    Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(M)(2) or Regulations Section 1.704-1(b)(2)(iv)(M)(4),
    to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(M)(2) applies, or to the Members to whom such distribution was made in the event that Regulations
    Section 1.704-1(b)(2)(iv)(M)(4) applies.

              5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

              5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

              5.2.8 The allocations set forth in PARAGRAPHS 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 hereof (the "REGULATORY
    ALLOCATIONS") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of PARAGRAPH 5.1.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

         5.3  TAX ALLOCATIONS.

              5.3.1 Except as provided in PARAGRAPH 5.3.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this ARTICLE 5.

              5.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Member designated as the Tax Matters Partner pursuant to PARAGRAPH 9.7.1, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b).
    If the Gross Asset Value of any Company Asset is adjusted pursuant to PARAGRAPH 2.17, subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Member. Allocations pursuant to this PARAGRAPH 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

         5.4  OTHER PROVISIONS.

              5.4.1 For any fiscal year during which any part of a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Members.

              5.4.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this ARTICLE 5, such allocations shall be made in accordance with the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

              5.4.3 For purposes of determining a Member's proportional share of the Company's "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3), each Member's interest in Net Profits shall be such Member's Percentage Interest.

              5.4.4 The Members acknowledge and are aware of the income tax consequences of the allocations made by this ARTICLE 5 and hereby agree to be bound by the provisions of this ARTICLE 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.


                                      ARTICLE 6
                                OPERATIONS MANAGEMENT

         6.1 MANAGEMENT. Notwithstanding any provision of this Agreement to the contrary, and in addition to the powers given to the Members by law, each of the Members shall have all of the rights and powers to act on behalf of and with respect to the Company that a general partner would have under the law of the State of Delaware if the Company was a general partnership. Collectively, the Members shall have the exclusive and complete power and authority to direct, manage, control and operate the Company, including (without limitation) the authority and power, on behalf of the Company and at the Company's expense:

              6.1.1 to conduct any business, and exercise any rights and powers, permitted of a limited liability company organized under the laws of the state of Delaware, in any state, territory, district, or foreign country;

              6.1.2 to acquire by purchase, lease, contribution, or otherwise, and/or to otherwise own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, or dispose of any property or other assets (real or personal, tangible or intangible);

              6.1.3 to lend money, to invest and reinvest its funds, and to take and hold real and/or personal property for the payment of funds so loaned or invested;

              6.1.4 to sue and be sued, complain and defend, and participate in administrative, judicial and other proceedings, in the name of, and behalf of, the Company;

              6.1.5 to pay, collect, compromise, arbitrate, or otherwise adjust or settle any and all claims or demands of or against the Company, in such amounts and upon such terms and conditions as the Members shall reasonably determine;

              6.1.6 to employ, engage, hire, or otherwise secure the services of such Persons, including any Member or any Persons related thereto or affiliated therewith;

              6.1.7 to appoint such officers and agents of the Company and to define and modify, from time to time, such officers' and agents' duties, and fix and adjust, as appropriate, such officers' and agents' compensation;

              6.1.8 to cause the Company to indemnify any Person in accordance with, and to the fullest extent permitted by, applicable law, and to obtain, for or on behalf of the Company, any and all types of insurance deemed necessary or advisable by the Members or the Chairman;

              6.1.9 to borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the business of the Company, and secure the same by mortgage, pledge, or other lien on any Company Property or other assets of the Company;

              6.1.10 to prepare, execute, file, record, publish, and deliver any and all instruments, documents, or statements necessary or convenient to effectuate any and all actions that the Members or the Chairman are authorized to take on behalf of the Company;

              6.1.11 to deal with, or otherwise engage in business with, or provide services to, any Person who has provided or may in the future provide services to, lend money to, sell property to, or purchase property from the Company, any Member or any Affiliate thereof;

              6.1.12 to establish and maintain Reserves for such purposes and in such amounts Members or the Chairman deems appropriate from time to time; and

              6.1.13 to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate, and/or carry out any contracts and agreements of any kind and nature, including, without limitation, contracts and agreements with any Member or Affiliate thereof, or any other agent of the Company.

         6.2 VOTING BY MEMBERS. Except as otherwise provided herein, all actions to be taken, decisions or determinations to be made, authorizations to be granted, and power and authority to be exercised, by the Members shall be so taken, made, granted and exercised only by the affirmative vote of the Members holding a majority of the Percentage Interests in the Company.

              6.2.1 ACTIONS REQUIRING UNANIMOUS CONSENT. Notwithstanding the forgoing or any other provision of this Agreement, without the unanimous written consent of all Members, none of the Members, the Company, nor any agent, officer, employee or representative of the Company shall have the authority to:

                   (a)  Do any act in contravention of the Agreement; or

                   (b) Knowingly perform any act that would subject any Member to liability for the debts, liabilities or obligations of the Company.

              6.2.2 FILING FOR BANKRUPTCY. No member may commence a voluntary case on behalf of, or any involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a "petition" (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court unless such action has been authorized by a Majority in Interest of the Members. Any such petition filed by any Member without such authorization shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

         6.3  CHAIRMAN.

              6.3.1 The Members hereby establish the office of "Chairman" to be governed by this PARAGRAPH 6.3.

              6.3.2 Subject to the supervening power and authority of the Members pursuant to PARAGRAPHS 6.1 and 6.2, the Chairman shall have the power and authority to oversee the operation of the Company, direct all of the Company's day-to-day business and specific operational decisions, and assume such other responsibilities as the Members shall, from time to time, delegate to the Chairman. In no event shall the Members delegate the authority to dissolve the Company or approve any Terminating Capital Transaction.

              6.3.3 The Chairman may delegate all or any portion of its power and authority, as permitted by the Members, to officers of the Company appointed by the Members to serve under the direction of the Chairman. Each officer so appointed shall (i) be employed for such reasonable compensation and upon such reasonable terms and conditions as the Members shall determine and (ii) hold office for such term as is designated by, or otherwise at the pleasure of, the Members.

              6.3.4 The Chairman shall initially be Allan M. Holt. Upon the resignation (pursuant to PARAGRAPH 6.3.5) or removal (pursuant to PARAGRAPH 6.3.6) of the Chairman, and from time to time thereafter as determined by the Members, the Members shall designate one or more successor Chairmen.

              6.3.5 The Chairman may resign from the Company at any time by providing to the Members not less than thirty (30) days prior written notice (or such shorter time as the Members may agree).

              6.3.6 The Members may remove the Chairman from the Company at any time for any reason by a vote of the Members having a Majority in Interest.

              6.3.7 The Chairman shall devote such amount of his time to the Company as the Members may reasonably consider necessary to fulfill the obligations of the position of Chairman.

         6.4 POWER TO ACT FOR THE COMPANY. Notwithstanding any provision hereof to the contrary, each of Carlyle-Partners II, L.P., Carlyle-Partners III, L.P., Carlyle-UDLP Partners, L.P. and Carlyle-UDLP Partners II, L.P. shall have all of the rights and powers to act on behalf of and with respect to the Company that a general partner would have under the law of the State of Delaware if the Company was a limited partnership. Except as otherwise expressly provided in this Section 6.4 or otherwise in this Agreement, or as required by any non-waivable provision of the Act or other applicable law, no Person other than the Chairman and such other Persons designated by the Members shall be an agent for the Company or have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

         6.5 REIMBURSEMENT AND REMUNERATIONS. The Members and the Chairman shall be entitled to reimbursement from the Company for all reasonable out-of-pocket costs and expenses incurred by them in furtherance of the business or management of the Company. Except as set forth in this PARAGRAPH 6.5, or pursuant to their retention pursuant to PARAGRAPH 6.1.6, neither the Members nor the Chairman shall be entitled to receive any additional remuneration for undertaking their respective obligations under this ARTICLE
6. Distributions received by the Members pursuant to ARTICLES 4 and 8 are not, and shall not be deemed to be, remuneration within the meaning of this PARAGRAPH 6.5.

         6.6 RELIANCE BY THIRD PARTIES. Any Person dealing with the Company or an Officer appointed by the Members or the Chairman may rely upon a certificate signed by the Chairman of the Company as to:

              6.6.1     the identity of any Member hereof;

              6.6.2 the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Members or delegate thereof or in any other manner germane to the affairs of the Company;

              6.6.3 the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

              6.6.4 any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

         6.7  RECORDS AND REPORTS.

              6.7.1 RECORDS. The Chairman shall cause to be kept, at the principal place of business of the Company, or at such other location as the Members shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company.

              6.7.2 FISCAL YEAR. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Members. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted under the Code as the Members shall determine.

              6.7.3 ACCOUNTING AND RECORDS. The Company shall keep true and accurate accounting records of all operations and such records shall be open to inspection by any Member, or by such Member's duly authorized representatives during business hours. The Company's financial records shall be audited annually pursuant to generally accepted accounting principles and applicable laws, rules, and regulations at the expense of the Company by the Company's outside auditing firm.

              6.7.4 REPORTS. The Company shall file or otherwise submit to any government body all financial and other statements and reports required to be so filed or submitted under applicable law.

              6.7.5 TAX REPORTS TO MEMBERS. The Chairman shall also cause to be sent to each Member of the Company, the following:

                        (a) within ninety (90) days following the end of each fiscal year of the Company, a report that shall include all necessary information required by the Members for preparation of their federal, state and local income or franchise tax or information returns, including each Member's PRO RATA share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year; and

                        (b) a copy of the Company's federal, state and local income tax or information returns for each fiscal year, concurrent with the filing of such returns.

              6.7.6 REVIEW OF RECORDS BY MEMBERS. Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy

    (at their own cost and expense) the books and records of the Company at all reasonable business hours.

         6.8  INDEMNIFICATION AND LIABILITY OF MEMBERS AND RELATED PARTIES.

              6.8.1 The Company shall indemnify and hold harmless each Member, and any officer, employee and agent of any Member or the Company, including the Chairman, (each individually, an "INDEMNITEE") to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act on behalf of the Company concerning the activities of the Company, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not contrary to, the best interests of the Company, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful misconduct. The termination of an action, suit, or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i) or (ii) above.

              6.8.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to PARAGRAPH 6.8.1 may, by action of the Members, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this PARAGRAPH 6.8.

              6.8.3 Any indemnification provided in this PARAGRAPH 6.8 shall be satisfied solely out of the assets of the Company, as an expense of the Company, and no Member shall be subject to personal liability by reason of such indemnification provision.

              6.8.4 In the event that a Member, or any officer, employee or agent of any such Member breaches or causes a breach of this Agreement, such Member (the "INDEMNIFYING MEMBER") shall indemnify and hold harmless any nonbreaching Members (the "INDEMNIFIED MEMBER") against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which the Indemnified Member may be involved, or threatened to be involved as a party or otherwise, arising out of or relating to such breach or the performance or nonperformance of any act by or on behalf of the Indemnifying Member with respect thereto.

              6.8.5 The provisions of this PARAGRAPH 6.8 are for the benefit of the Indemnitees and Indemnified Members and shall not be deemed to create any rights for the benefit of any other person or entity.

              6.8.6 Except as set forth in PARAGRAPH 6.8.4, neither the Members nor any officer, employee, or agent of the Company shall be liable to the Company or to a Member for any losses sustained or liabilities incurred as a result of any act or omission such Member or any officer, employee, or agent of any Member or of the Company if (i) the act or failure to act of such Member, officer, employee, or agent of any Member or of the Company was in good faith and in a manner it believed to be in, or not contrary to, the best interests of any Member or of the Company, and
    (ii) the conduct of such Member, officer, employee, or agent of any Member or of the Company did not constitute gross negligence or willful misconduct.

              6.8.7 To the extent that any Member or any officer, employee, or agent of the Company (each, a "RESPONSIBLE PARTY") has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any other Member or any other Person bound by the terms of this Agreement, such Responsible Parties acting in accordance with this Agreement shall not be liable to the Company, any other Member, or any such other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law.

              6.8.8 Whenever a Responsible Party is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its discretion, under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as "reasonable" or "good faith"), then such Responsible Party shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including, without limitation, standards such as "reasonable" or "good faith"), then such Responsible Party shall comply with such express standard but shall not be subject to any other, different, or additional standard imposed by this Agreement or otherwise applicable law.

         6.9 OTHER ACTIVITIES. The Members and the Chairman may engage or invest in, and devote their time to, any other business venture or activity of any nature so long as such activity does not violate this Agreement. Neither the Company nor any Member shall have any right or interest, by virtue of this Agreement or the relationship created hereby, in any other venture or activity of any other Member or the Chairman (or to the income or proceeds derived therefrom).



                                      ARTICLE 7
                         INTERESTS AND TRANSFERS OF INTERESTS

         7.1 TRANSFERS. No Member or Assignee may Transfer all or any portion of its Membership or Economic Interest (or beneficial interest therein) without the prior written consent of a Majority in Interest of the remaining Members, which consent may be given or withheld in each Member's sole and absolute discretion. Any purported Transfer which is not in accordance with this Agreement shall be null and void.

         7.2 FURTHER RESTRICTIONS. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if:

              (a) such Transfer would cause a termination of the Company for federal or state, if applicable, income tax purposes;

              (b) such Transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

              (c) such Transfer requires the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

              (d) such Transfer causes the Company to become a "Publicly Traded Partnership," as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

              (e) such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

              (f)  such Transfer results in a violation of applicable laws;

              (g) such Transfer causes the revaluation or reassessment of the value of any Company Asset resulting in any federal, state or local tax liability;

              (h) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest; or

              (i) the Company does not receive written instruments of Transfer including, without limitation, such Assignee's consent to be bound by this Agreement as an Assignee.

         7.3 RIGHTS OF ASSIGNEES. Until such time, if any, as a transferee of any permitted Transfer pursuant to this ARTICLE 7 is admitted to the Company as a Substitute Member pursuant to PARAGRAPH 7.6: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member which Transferred its Interest would be entitled, and (ii) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if he has transferred his entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent, and in the same manner, as any Member desiring to make such an assignment.

         7.4 ADMISSIONS, WITHDRAWALS AND REMOVALS. No Person shall be admitted to the Company as a Member except in accordance with PARAGRAPH 3.4 (in the case of Persons obtaining an interest in the Company directly from the Company) or PARAGRAPH 7.6 (in the case of transferees of a permitted Transfer of an Interest in the Company from another Person). Except as otherwise specifically set forth in PARAGRAPH 7.7, no Member shall be entitled to retire or withdraw from being a Member of the Company without the written consent of a Majority in Interest of the remaining Members, which consents may be given or withheld in each Member's sole and absolute discretion. No Member shall be subject to removal except for good cause as determined by the unanimous vote of the other Members. No admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

         7.5 PAYMENT UPON WITHDRAWAL OR REMOVAL OF MEMBER. If any Member withdraws from the Company with the consent of a Majority in Interest of the remaining Members (other than pursuant to PARAGRAPH 7.7), or if any Member is removed pursuant to PARAGRAPH 7.4, then such Member automatically shall receive from the Company a payment equal to the Member's Capital Account balance as adjusted as of the effective date of the written election of withdrawal (the "TERMINATION PAYMENT"). The Termination Payment shall be paid on the effective date of the removal or written election of withdrawal. Notwithstanding the foregoing, the Company shall have the right to withhold from, and set off against, the Termination Payment of any removed Member such damages as the remaining Members may reasonably determine was suffered by the Company and/or its Members in connection with the matter(s) or event(s) resulting in such removal.

         7.6  ADMISSION OF ASSIGNEES AS SUBSTITUTE MEMBERS.

              7.6.1 An Assignee shall become a Substitute Member only if and when each of the following conditions are satisfied:

                   (a) the assignor of the Interest transferred sends written notice to the Company requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Percentage Interest transferred, and the effective date of the Transfer;

                   (b) a Majority in Interest of the remaining Members consents in writing to such admission, which consent may be given or withheld in each Member's sole and absolute discretion; and

                   (c) the Chairman receives from the Assignee (i) such information concerning the Assignee's financial capacities and investment experience as may reasonably be requested by the Chairman, and (ii) written instruments of Transfer including, without limitation such Assignee's consent to be bound by this Agreement as a Substitute Member.

              7.6.2 Upon the admission of any Substitute Member, EXHIBIT A shall be amended to reflect the name, address and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the predecessor of such Substitute Member.

         7.7 WITHDRAWAL OF MEMBERS. If a Member has transferred all of its Membership Interest to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

         7.8 CONVERSION OF MEMBERSHIP INTEREST. Upon the Incapacity of a Member and the subsequent continuation of the business of the Company pursuant to PARAGRAPH 8.2(c), such Incapacitated Member's Membership Interest shall convert to an Economic Interest only, and such Incapacitated Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same Economic Interest as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to PARAGRAPH 7.6.

         7.9 COMPLIANCE WITH IRS SAFE HARBOR. The Chairman shall monitor the transfers of interests in the Company to determine (i) if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the Code, and (ii) whether additional transfers of interests would result in the Company being unable to qualify for at least one of the "safe harbors" set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the Code) (the "SAFE HARBORS"). The Members shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Company of transfers made on such markets and, except as otherwise provided herein, to ensure that at least one of the Safe Harbors is met.


                                      ARTICLE 8
               DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

         8.1 LIMITATIONS. The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this ARTICLE 8, and the Members do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

         8.2 EXCLUSIVE CAUSES. Notwithstanding the Act, the following, and only the following, events shall cause the Company to be dissolved, liquidated, and terminated:

              (a)  The occurrence of a Terminating Capital Transaction;

              (b) The Incapacity of any Member, unless a Majority of Remaining Members votes to continue the Company within ninety (90) days following the occurrence of any such Incapacity, PROVIDED THAT, the provisions of this PARAGRAPH 8.2(b) shall cease to apply upon the written determination of the Tax Matters Partner to the effect that such provisions are no longer necessary to cause the Company to be treated as a partnership for federal and applicable state income tax purposes;

              (c) By the election of a Majority in Interest of the Members; or

              (d)  Judicial dissolution.

Any dissolution of the Company other than as provided in this PARAGRAPH 8.2 shall be a dissolution in contravention of this Agreement.

         8.3 EFFECT OF DISSOLUTION. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution. However, the Company shall not terminate until it has been wound up and its assets have been distributed as provided in PARAGRAPH 8.5 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

         8.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution thereto, its

Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

         8.5  LIQUIDATION.

              8.5.1 Upon dissolution of the Company, the Members shall designate a "LIQUIDATOR" of the Company. The Liquidator shall liquidate the assets of the Company, and after allocating (pursuant to ARTICLE 5 of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

                   (a) First, to the payment of the obligations of the Company, to the expenses of liquidation, and to the setting up of any Reserves for contingencies.

                   (b) Thereafter, to the Members in proportion to the positive balances in the Members' respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs (other than those made as a result of the distributions set forth in this PARAGRAPH 8.5.1(b) of this Agreement), by the end of the taxable year in which such liquidation occurs or, if later, within 90 days after the date of the liquidation.

              8.5.2 Notwithstanding PARAGRAPH 8.5.1 of this Agreement, in the event that the Members determine that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Members, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company's debts and obligations, or distribute the Company Assets to the Members in kind.


                                      ARTICLE 9
                                    MISCELLANEOUS

         9.1  AMENDMENTS.

              9.1.1 Each Additional Member and Substitute Member shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement, and such other instruments, in such manner, as the Members shall determine. By so signing, each Additional Member and Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

              9.1.2 This Agreement may only be amended by a written instrument executed by a Majority in Interest of the Members. Notwithstanding the foregoing in no event shall this Agreement be amended without the consent of the Members to be adversely affected, so as to (a) modify the limited liability of a Member or (b) adversely affect the interest of a Member in Net Profits, Net Losses or Cash Available for Distribution (other than to reflect the admission of an Additional Member).

              9.1.3 In making any amendments, there shall be prepared and filed by the Chairman, such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

         9.2 ACCOUNTING AND FISCAL YEAR. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Members. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted under the Code as the Members shall determine.

         9.3 MEETINGS. At any time, and from time to time, the Chairman or a Majority in Interest of the Members (by written notice to the Chairman) may, but shall not be required to, call meetings of the Members. Written notice of any such meeting shall be given to all Members not less than two (2) nor more than forty-five (45) days prior to the date of such meeting. Each meeting of the Members shall be conducted by the Chairman. Each Member may authorize any other Person (whether or not such other Person is a Member) to act for it or on its behalf on all matters in which the Member is entitled to participate. Each proxy must be signed by the Member or such Member's attorney-in-fact.

         9.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

         9.5 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

         9.6 NOTICES. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, if to the Company or any of the Members c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004, or to such other address as the Company may from time to time specify by notice to the Company and the other Members. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

         9.7  TAX MATTERS.

              9.7.1 Carlyle Partners II shall be designated and shall operate as "Tax Matters Partner" (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company.

              9.7.2 The Member designated as "Tax Matters Partner" may make all elections for federal income and all other tax purposes (including, without limitation, pursuant to Section 754 of the Code).

              9.7.3 Income tax returns of the Company shall be prepared by such certified public accountant(s) as the Chairman shall retain at the expense of the Company.

         9.8 GOVERNING LAW. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

         9.9 CHOICE OF FORUM. Any questions, dispute, or other difference relating to this Agreement shall be resolved in the state courts of the State of Delaware, provided that such court or courts have subject matter jurisdiction, and if for any reason such court or courts do not have subject matter jurisdiction, in a federal court in the State of Delaware. The parties shall and hereby do consent to the jurisdiction of the state and federal courts of the State of Delaware and acknowledge that such a forum shall be a convenient forum for resolution of these questions, disputes, and other differences.

         9.10 CONSTRUCTION. This Agreement shall be construed as if all parties prepared this Agreement.
         9.11 CAPTIONS - PRONOUNS. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

         9.12 BINDING EFFECT. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

         9.13 SEVERABILITY. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

         9.14 CONFIDENTIALITY. Each Party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of a Majority in Interest of the Members. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, PROVIDED THAT, prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed.

         9.15 COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CARLYLE PARTNERS II, L.P.,

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /S/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE PARTNERS III, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE INTERNATIONAL PARTNERS II, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE INTERNATIONAL PARTNERS III, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director

C/S INTERNATIONAL PARTNERS

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


STATE BOARD OF ADMINISTRATION OF FLORIDA, separate account maintained pursuant to an Investment Management Agreement dated as of September 6, 1996 between the State Board of Administration of Florida,
  Carlyle Investment Group, L.P. and
  Carlyle Investment Management, L.L.C.

By: Carlyle Investment Management, L.L.C.,
         as Investment Manager


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE-UDLP INTERNATIONAL PARTNERS, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE INVESTMENT GROUP, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE-UDLP PARTNERS, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director

CARLYLE-UDLP PARTNERS II, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


CARLYLE-UDLP INTERNATIONAL PARTNERS II, L.P.

By: TC GROUP, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member


By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt, Managing Director


DBD INVESTORS IV, L.L.C.



By: /s/ Allan M. Holt
    -------------------------
    Allan M. Holt

                                     EXHIBIT "A"
                           MEMBERS, CAPITAL CONTRIBUTIONS,
                               AND PERCENTAGE INTERESTS

Name and Address of Members                   Capital Contribution    Percentage Interest
---------------------------                   --------------------    -------------------
Carlyle Investment Group, L.P.                $        54,899            0.03%
Florida SBA                                   $    21,957,690           12.69%
Carlyle Partners II, L.P.                     $    52,274,197           30.22%
Carlyle Partners III, L.P.                    $     2,385,992            1.38%
Carlyle International Partners II, L.P.       $    44,124,848           25.51%
Carlyle International Partners III, L.P.      $     2,377,443            1.37%
C/S International Partners                    $     9,934,931            5.74%
Carlyle-UDLP Partners, L.P.                   $    14,713,377            8.50%
Carlyle-UDLP Partners II, L.P.                $    14,525,441            8.40%
Carlyle-UDLP International Partners, L.P.     $     7,225,471            4.18%
Carlyle-UDLP International
     Partners II, L.P.                        $     3,425,711            1.98%
DBD Investors IV, L.L.C.                      $             0                0%

                                TABLE OF CONTENTS

                                                                           PAGE
ARTICLE 1.  ORGANIZATIONAL MATTERS...........................................1
              1.1  Formation.................................................1
              1.2  Name......................................................1
              1.3  Principal Place of Business; Other Places of Business.....1
              1.4  Business Purpose..........................................1
              1.5  Certificate of Formation; Filings.........................1
              1.6  Fictitious Business Name Statements.......................2
              1.7  Designated Agent for Service of Process...................2
              1.8  Term......................................................2

ARTICLE 2.    DEFINITIONS....................................................2
              2.1  "Act".....................................................2
              2.2  "Additional Members"......................................2
              2.3  "Adjusted Capital Account Deficit"........................2
              2.4  "Affiliate"...............................................2
              2.5  "Agreement"...............................................3
              2.6  "Assignee.................................................3
              2.7  "Capital Account".........................................3
              2.8  "Capital Contributions"...................................4
              2.9  "Cash Available for Distribution".........................4
              2.10 "Certificate".............................................4
              2.11 "Code"....................................................4
              2.12 "Company".................................................4
              2.13 "Company Minimum Gain"....................................4
              2.14 "Company Assets...........................................4
              2.15 "Depreciation"............................................4
              2.16 "Economic Interest".......................................4
              2.17 "Gross Asset Value".......................................4
              2.18 "Immediate Family"........................................5
              2.19 "Incapacity"..............................................6
              2.20 "Indemnitee"..............................................6
              2.21 "Liquidator"..............................................6
              2.22 "Majority in Interest"....................................6
              2.23 "Majority of Remaining Members"...........................6
              2.24 [INTENTIONALLY OMITTED]...................................6
              2.25 "Member Minimum Gain".....................................6
              2.26 "Member Nonrecourse Debt".................................6
              2.27 "Member Nonrecourse Deductions"...........................6
              2.28 "Members".................................................6
              2.29 "Membership Interest" or "Interest".......................6
              2.30 [INTENTIONALLY OMITTED]...................................6
              2.31 "Net Profits" or "Net Losses".............................6
              2.32 "Nonrecourse Deductions"..................................7
              2.33 "Nonrecourse Liability"...................................7

              2.34 "Operating Cash Expenses".................................7
              2.35 "Percentage Interest".....................................8
              2.36 "Person"..................................................8
              2.37 "Recourse Liability"......................................8
              2.38 "Regulations".............................................8
              2.39 "Regulatory Allocations"..................................8
              2.40 "Reserves"................................................8
              2.41 "Substitute Member".......................................8
              2.42 "Terminating Capital Transaction".........................8
              2.43 "Termination Payment".....................................9
              2.44 "Transfer"................................................9
              2.45 "Termination Payment".....................................9
              2.46 "Transfer"................................................9

ARTICLE 3.    CAPITAL; CAPITAL ACCOUNTS AND MEMBERS..........................9
              3.1  Initial Capital Contributions of Members..................9
              3.2  Additional Capital Contributions by Member................9
              3.3  Capital Accounts..........................................9
              3.4  Additional Members........................................9
              3.5  Member Capital............................................9
              3.6  Member Loans..............................................9
              3.7  Liability of Members.....................................10

ARTICLE 4.    DISTRIBUTIONS.................................................10
              4.1  Distributions of Cash Available for Distribution.........10
              4.2  Distributions Upon Liquidation...........................10
              4.3  Withholding..............................................10
              4.4  Distributions in Kind....................................11
              4.5  Limitations on Distributions.............................11

ARTICLE 5.    ALLOCATIONS OF NET PROFITS AND NET LOSSES.....................11
              5.1  General Allocation of Net Profits and Losses.............11
              5.2  Regulatory Allocations...................................11
              5.3  Tax Allocations..........................................13
              5.4  Other Provisions.........................................13

ARTICLE 6.    OPERATIONS MANAGEMENT.........................................14
              6.1  Management...............................................14
              6.2  Voting by Members........................................15
              6.3  Chairman.................................................15
              6.4  Power to Act For The Company.............................16
              6.5  Reimbursement and Remunerations..........................16
              6.6  Reliance By Third Parties................................16
              6.7  Records and Reports......................................17
              6.8  Indemnification and Liability of Members
                   and Related Parties......................................18
              6.9  Other Activities.........................................19

ARTICLE 7.    INTERESTS AND TRANSFERS OF INTERESTS..........................19
              7.1  Transfers................................................19
              7.2  Further Restrictions.....................................19
              7.3  Rights of Assignees......................................20
              7.4  Admissions, Withdrawals and Removals.....................20
              7.5  Payment Upon Withdrawal or Removal of Member.............21
              7.6  Admission of Assignees as Substitute Members.............21
              7.7  Withdrawal of Members....................................21
              7.8  Conversion of Membership Interest........................21
              7.9  Compliance With IRS Safe Harbor..........................22

ARTICLE 8.    DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE
              COMPANY.......................................................22
              8.1  Limitations..............................................22
              8.2  Exclusive Causes.........................................22
              8.3  Effect of Dissolution....................................22
              8.4  No Capital Contribution Upon Dissolution.................22
              8.5  Liquidation..............................................23

ARTICLE 9.    MISCELLANEOUS.................................................23
              9.1  Amendments...............................................24
              9.2  Accounting and Fiscal Year...............................24
              9.3  Meetings.................................................24
              9.4  Entire Agreement.........................................24
              9.5  Further Assurances.......................................24
              9.6  Notices..................................................24
              9.7  Tax Matters..............................................24
              9.8  Governing Law............................................25
              9.9  Choice of Forum..........................................25
              9.10 Construction.............................................25
              9.11 Captions - Pronouns......................................25
              9.12 Binding Effect...........................................25
              9.13 Severability.............................................25
              9.14 Confidentiality..........................................25
              9.15 Counterparts.............................................25

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